Exhibit 99.1

Contact: John E. Vollmer III
Chief Financial Officer
Patterson-UTI Energy, Inc.
(281) 765-7100

Patterson-UTI Energy Reports Financial Results for Three Months Ended March 31, 2011

HOUSTON – April 28, 2011 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three months ended March 31, 2011. The Company reported net income of $71.3 million, or $0.46 per share, for the first quarter of 2011, compared to net income of $4.2 million, or $0.03 per share, for the first quarter of 2010. Revenues for the quarter ended March 31, 2011 were $567 million, compared to $272 million for the first quarter of 2010.

Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “Activity in our drilling business continued to increase in the first quarter. Our average number of rigs operating increased to 207, including 192 in the United States and 15 in Canada. This compares to an average of 194 rigs operating in the fourth quarter of 2010, including 182 in the United States and 12 in Canada.”

Mr. Wall added, “Average revenue per operating day for the first quarter of 2011 increased by $1,150 to $20,240, compared to $19,090 for the fourth quarter of 2010. Average direct operating costs per operating day for the first quarter of 2011 increased to $11,730 from $11,000 for the fourth quarter of 2010. Average margin per operating day for the first quarter of 2011 increased by $430 to $8,510 from $8,080 for the fourth quarter of 2010.

“We have continued to see increases in our U.S. rig count, while our rig count in Canada has declined as expected due to the annual spring breakup. We expect our April rig count to average approximately 201 rigs operating, comprised of 197 in the United States and 4 in Canada.

“During the first quarter of 2011we had an average of approximately 86 rigs operating under long-term contracts and have continued to increase our quantity of long-term contracts. Based on contracts currently in place, we expect to have an average of approximately 102 rigs operating under long-term contracts during the remainder of 2011.

“We completed three new Apex™ rigs during the first quarter and expect to complete three additional new Apex™ rigs in April. We are planning to complete a total of 25 new Apex™ rigs during 2011 and currently have long-term contracts for 18 of these new rigs.

“In the first quarter, our pressure pumping business achieved quarterly sequential increases in revenues and operating income of 15% and 24%, respectively. These results were achieved despite the unusually harsh winter storms that impacted operations and revenues in both Texas and Appalachia. Demand for our pressure pumping services remains high, and we have 204,000 horsepower of additional fracturing equipment on order for delivery in 2011, including approximately 35,000 horsepower that is expected to begin operations by the end of May,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI stated, “Our customers continue to increase their activity in oil and liquid-rich plays in the United States. As a result of this ongoing demand and our success in achieving substantial long-term contract coverage, we plan to build 25 Apex™ rigs in 2011 and expect to build a similar number in 2012. We also expect to activate additional conventional rigs, especially in the Permian Basin. The higher rig count has supported increased pricing for our drilling services and has caused some increase in operating costs, including labor costs.

Mr. Siegel further stated, “Our pressure pumping business is also benefiting from the increased activity associated with the oil and liquids-rich plays. The increasing number of wells being drilled, combined with the increasing frac intensity of many of these wells has resulted in a shortage of fracturing horsepower. As a result of this shortage, pricing for our pressure pumping services continues to increase, and we continue to add capacity.

Mr. Siegel commented further: “As previously announced, we completed the sale of our electric wireline business during the first quarter of 2011. The sale reflects our decision to focus on our core drilling and pressure pumping businesses for both unconventional and conventional wells. The evolution of our rig and frac fleets makes our company one of the “preferred providers” for unconventional plays, and has resulted in 80% of drilling revenue in the first quarter coming from horizontal and directional wells, and 76% of our fracturing revenue from these types of wells.”

The Company declared a quarterly cash dividend on its common stock of $0.05 per share, to be paid on June 30, 2011 to holders of record as of June 15, 2011.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the quarter ended March 31, 2011 is scheduled for April 28, 2011 at 9:00 a.m. Central Time. The dial-in information for participants is 800-573-4840 (Domestic) and 617-224-4326 (International). The Passcode for both numbers is 36093020. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. Webcast participants should log on 10-15 minutes prior to the scheduled start time. Replay of the conference call will be available at www.patenergy.com through May 12, 2011 and at 888-286-8010 (Domestic) and 617-801-6888 (International) through May 2, 2011. The Passcode for both telephone numbers is 54863944.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC has approximately 360 marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia, Ohio and western Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration of global economic conditions, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on rates, utilization, margins and planned capital expenditures, excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction, adverse industry conditions, adverse credit and equity market conditions, difficulty in integrating acquisitions, shortages of equipment and materials, governmental regulation and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010
REVENUES	$567,404	$271,598
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion, amortization and impairment)	339,271	176,339
Depreciation, depletion, amortization and impairment	96,215	75,716
Selling, general and administrative	15,975	11,463
Net (gain) loss on asset disposals	(1,604)	249

Total costs and expenses	449,857	263,767

OPERATING INCOME	117,547	7,831

OTHER INCOME (EXPENSE)
Interest income	43	187
Interest expense	(3,889)	(1,401)
Other	119	75

Total other income (expense)	(3,727)	(1,139)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	113,820	6,692
INCOME TAX EXPENSE	42,201	2,506

INCOME FROM CONTINUING OPERATIONS	71,619	4,186
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(367)	—

NET INCOME	$71,252	$4,186

BASIC INCOME (LOSS) PER COMMON SHARE
INCOME FROM CONTINUING OPERATIONS	$0.46	$0.03
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$0.00
NET INCOME	$0.46	$0.03
DILUTED INCOME (LOSS) PER COMMON SHARE
INCOME FROM CONTINUING OPERATIONS	$0.46	$0.03
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$0.00
NET INCOME	$0.46	$0.03
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	153,122	152,458

Diluted	154,653	153,122

CASH DIVIDENDS PER COMMON SHARE	$0.05	$0.05

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended
	March 31,
	2011	2010
Contract Drilling:
Revenues	$377,358	$210,745
Direct operating costs (excluding depreciation)	$218,699	$135,146
Selling, general and administrative	$1,285	$1,232
Depreciation and impairment	$76,855	$65,666
Operating income	$80,519	$8,701
Operating days – United States	17,259	11,717
Operating days – Canada	1,387	1,104
Total operating days	18,646	12,821
Average revenue per operating day – United States	$19.78	$16.15
Average direct operating costs per operating day – United States	$11.34	$10.31
Average rigs operating – United States	192	130
Average revenue per operating day – Canada	$25.95	$19.52
Average direct operating costs per operating day – Canada	$16.59	$13.01
Average rigs operating – Canada	15	12
Average revenue per operating day – Total	$20.24	$16.44
Average direct operating costs per operating day – Total	$11.73	$10.54
Average rigs operating – Total	207	142
Capital expenditures	$135,249	$91,974
Pressure Pumping:
Revenues	$179,659	$53,751
Direct operating costs (excluding depreciation and amortization)	$118,575	$39,131
Selling, general and administrative	$4,339	$2,541
Depreciation and amortization	$15,367	$7,602
Operating income	$41,378	$4,477
Fracturing jobs	385	297
Other jobs	1,221	1,254
Total jobs	1,606	1,551
Average revenue per fracturing job	$400.84	$135.77
Average revenue per other job	$20.75	$10.71
Total average revenue per job	$111.87	$34.66
Total average costs per job	$73.83	$25.23
Capital expenditures	$41,181	$9,413
Oil and Natural Gas Production and Exploration:
Revenues – Oil	$9,087	$5,186
Revenues – Natural gas and liquids	$1,300	$1,916
Revenues – Total	$10,387	$7,102
Direct operating costs (excluding depletion and impairment)	$1,997	$2,062
Depletion	$2,905	$1,969
Impairment of oil and natural gas properties	$667	$254
Operating income	$4,818	$2,817
Capital expenditures	$4,668	$5,627
Corporate and Other:
Selling, general and administrative	$10,351	$7,690
Depreciation	$421	$225
Net (gain) loss on asset disposals	$(1,604)	$249
Capital expenditures	$1,454	$1,924
Total capital expenditures	$182,552	$108,938
	March 31,	December 31,
Selected Balance Sheet Data (Unaudited):	2011	2010

Cash and cash equivalents	$36,670	$27,612
Current assets	$613,247	$557,410
Current liabilities	$341,979	$315,965
Working capital	$271,268	$241,445

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

	Three Months Ended
	March 31,
	2011	2010
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):
Net income	$71,252	$4,186
Income tax expense	42,201	2,506
Net interest expense	3,846	1,214
Depreciation, depletion, amortization and impairment	96,215	75,716
Results of discontinued operations:
Income tax benefit	(209)	—
Depreciation	—	166

EBITDA	$213,305	$239,708

(1) EBITDA is not defined by generally accepted accounting principles (“GAAP”). We present EBITDA (a non-GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. EBITDA should not be construed as an alternative to the GAAP measures of net income or operating cash flow.